EXHIBIT 99.1

News Release

Ashland board increases quarterly dividend 11 percent, to $0.25 per share

COVINGTON, KENTUCKY, May 17, 2018 – The board of directors of Ashland Global Holdings Inc. (NYSE: ASH) has increased the quarterly cash dividend to $0.25 per share on the company's common stock, an increase of 11 percent compared to the previous dividend. The dividend is payable June 15, 2018, to stockholders of record at the close of business on June 1, 2018. As of April 30, 2018, there were 62,402,875 shares of Ashland common stock outstanding.

About Ashland
Ashland Global Holdings Inc. (NYSE: ASH) is a premier global specialty chemicals company serving customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, personal care and pharmaceutical. At Ashland, we are approximately 6,500 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – who thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com to learn more.

C-ASH

™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:	Media Relations:
Seth A. Mrozek +1 (859) 815-3527 samrozek@ashland.com	Gary Rhodes +1 (859) 815-3047 glrhodes@ashland.com